Exhibit 21.1

USELL.COM, INC.

Subsidiaries

Money4Gold, Inc.	March 26, 2008	Delaware
HD Capital Holdings LLC	February 14, 2008	Delaware
Money4Gold Precious Metals, Inc.	December 4, 2008	Canada